April 20, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Merrill Lynch Preferred Capital Trust IV and Merrill Lynch Preferred Funding IV L.P.’s Form 8-K dated April 15, 2009 and have the following comments:
1.      We agree with the statements made in the second and third paragraphs.
2.      We have no basis on which to agree or disagree with the statements made in the first and fourth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP